Exhibit 10.13

AMENDED COLLABORATION AND ASSIGNMENT AGREEMENT

This Amendment Collaboration and Assignment Agreement (“Agreement”) is made by and between Introgen Research Institute, Inc., a Texas corporation (“IRI”) and Convergen LifeSciences, Inc., a Delaware corporation (“Convergen”) to be effective this first day of July, 2011.

RECITALS

WHEREAS, a Patent and Technology License Agreement was entered into between the Board of Regents of the University of Texas System and Introgen Therapeutics, Inc., with an effective date of July 20, 1994 (the “1994 MDA Agreement”); and

WHEREAS, a Patent and Technology License Agreement was entered into between the Board of Regents of the University of Texas System and Introgen Therapeutics, Inc., with an effective date of September 30, 2006 (the “2006 MDA Agreement”); and

WHEREAS, the 1994 MDA Agreement and the 2006 MDA Agreement are collectively referred to herein as the “MDA License Agreements”; and

WHEREAS, a non-exclusive Technology Sublicense Agreement was entered into between Introgen Therapeutics, Inc., and IRI dated March 7, 2007, (the “Introgen-IRI Sublicense”) whereby IRI sublicensed all rights of Introgen Therapeutics, Inc., under the MDA License Agreements with respect to those certain patent families described on Exhibit “A” attached thereto, and related know how, data, and other technology (such patents, know how, and other technology being referred to herein as the “License Technology”); and

WHEREAS, Introgen Therapeutics, Inc., subsequently filed for bankruptcy protection in the United States Bankruptcy Court for the Western District of Texas, and pursuant to an agreement that was confirmed by the United States Bankruptcy Court, the sublicense rights of IRI set forth in the Introgen-IRI Sublicense became exclusive; and

WHEREAS, by a Collaboration and Assignment Agreement between IRI and Convergen agreement dated March 13, 2009, IRI assigned the exclusive Introgen-IRI Sublicense to Convergen; and

WHEREAS, subsequent to the assignment of the Introgen-IRI Sublicense Agreement from IRI to Convergen, IRI has continued to manage the patent portfolio described therein, clinical trials, and a federal grant pertaining to the Licensed Technology;

WHEREAS, pursuant to the Collaboration and Assignment Agreement, Convergen and IRI have worked to advance commercialization of the Licensed Technology, which technology is sometimes referred to as “a targeted nanomolecular therapy product for the treatment of cancer”; and

WHEREAS, IRI has the opportunity to license additional technologies from MD Anderson that are important to the development and Commercialization of Convergen’s product candidates;

WHEREAS, IRI has long-standing credit relationships with crucial vendors and service providers, including University of Texas MD Anderson Cancer Center (“MD Anderson”) and Fulbright & Jaworski, LLP; which credit relationships vendors are critical to the development of the Licensed Technology; and

WHEREAS, funding of continued commercialization of the Licensed Technology through Convergen LifeSciences, Inc. is uncertain, and continued availability of credit from said vendors and service providers is critical; and

WHEREAS, IRI has experience in obtaining and administering federal grant funding, as well as funding from private sources; and

WHEREAS, IRI has experience in pharmaceutical development, including negotiation and administration of clinical trial contracts, and in dealing with regulatory matters, including those with the FDA; and

WHEREAS, Convergen desires to obtain the right to sublicense additional technologies from IRI, and desires for IRI to continue making its expertise, credit relationships with critical vendors and service providers, and other assistance available to Convergen;

NOW, THEREFORE, Convergen and IRI agree as follows:

AGREEMENT

1. Sublicense. IRI has the right to sublicense from MD Anderson the technology described below in this section (the “License Opportunity”). In consideration of the financial payments, the royalties, and other covenants of Convergen provided herein, IRI grants to the License Opportunity on the identical terms that IRI receives from MD Anderson. The License Opportunity is described as:

U.S. Provisional Patent Application No. 61/512,244 TUSC2 Therapies for Cancer

Methods of predicting a response to a TUSC2 (also known as FUS1) therapy, improved constructs of TUSC2 preparations including use of a “mini-CMV promoter” and TUSC2 therapy combined with EGFR TKI drugs (UTSC.P1085US).

Convergen may exercise this option by giving written notice of exercise to IRI within five years after the date hereof, after which the option will expire.

2. Assistance. IRI agrees to continue providing the following assistance to Convergen: assist with management of Convergen’s patent portfolio, negotiation and administration of contracts relating to Convergen’s clinical trials; and general management of regulatory affairs; assisting in obtaining grants and private funding; and managing other legal matters.

3. Consideration. In consideration of the sublicense rights, expertise and assistance provided hereunder, Convergen will pay to IRI the sum of thirty thousand dollars ($30,000) per month during the term hereof.

4. Product royalty. Further, Convergen hereby grants to IRI and agrees to pay to IRI, its successors and assigns, a perpetual running royalty equal to one-percent (1%) of all Net Sales of Licensed Products (as such capitalized terms are defined below), made by Convergen, its sublicensees, successors, assigns, and Affiliates (defined below). For avoidance of doubt, in the event that Convergen ever owes a royalty upon product sales to the Board of Regents of the University of Texas System, University of Texas MD Anderson Cancer Center, or Introgen Therapeutics, Inc., or their successors or assigns, pursuant to the Introgen-IRI Sublicense Agreement, the 1994 MDA License, or the 2006 MDA License, as same may be amended from time to time hereafter, or under any other agreement providing for payment of royalties, with respect to the Licensed Technology or any component thereof, or would owe such a royalty if any of any of such agreements continued in effect at that time, then Convergen will also owe the one-percent (1%) royalty to IRI provided herein. This royalty obligation shall continue for twenty-one (21) years after termination of the last to terminate of the MDA License Agreements and the Introgen-IRI Sublicense. This royalty obligation is not dependent upon the validity or existence of any patent.

5. Payments. Such royalty payments are due and payable within 30 days after March 31, June 30, September 30, and December 31 of each year during the term of this Agreement, at which time Convergen shall also deliver to IRI a true and accurate report, giving such particulars of the business conducted by Convergen, its Affiliates, successors, assigns, and sublicenses during the preceding three calendar months as necessary for IRI to calculate IRI’s payments hereunder. At the time of delivery of each such report Convergen will pay the amount due for the period of the report. The reports are required even if no payment is due.

6. Records. During the term of this Agreement and for one year thereafter, Convergen will keep complete and accurate records of its, its Affiliates’, assigns’ and sublicensees’ Sales and Net Sales (as such terms are defined in the Introgen-IRI Sublicense Agreement) sufficient to enable the royalties and other payments due hereunder to be determined. Convergen will permit IRI or its representatives, at IRI’s expense, to examine Convergen’s records during regular business hours in order to verify any report required under this Agreement. If any amounts due IRI hereunder are determined to have been under paid in an amount equal to or greater than 5% of the amount due during the period so examined, then Convergen will pay the cost of the examination plus accrued interest on the underpayment at the highest rate allowed by law.

7. Affiliate defined. For purposes of this Agreement, the terms “Affiliate” shall mean, with respect to a party, any entity or association that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control of the party. For purposes of this definition, the term “control” shall mean directly or indirectly owning or having the power to vote more than 50% of the voting rights in any entity or association. The terms “Net Sales” and “Licensed Products” shall have the meanings attributed to them in the Introgen-IRI Sublicense, applied as if the patents and patent applied for that are described on Exhibit A thereto are granted and remain valid throughout the term of the royalty obligation set forth above. For avoidance of doubt, it is understood that some or all of such patents may not be granted or may expire before the expiration of the royalty obligation provided therein.

8. Binding upon successors. In the event of any sublicense, assignment or other transfer of Licensed Technology by Convergen, Convergen shall include contractual terms binding each such assignee, sublicensee or other transferee to the terms of Sections 4, 5, 6, 7 and8 of this Agreement; and obligating such assignee, sublicensee or other transferee, at the option of IRI, to pay the required royalties directly to IRI. However, such terms will not release Convergen from this royalty obligation except to the extent that such royalties are actually paid.

9. Confidentiality. In connection with the implementation of this Agreement, IRI may receive confidential, scientific, financial, or product information from Convergen, and Convergen may receive the same from IRI, including information relating to methods and methodologies. Such information, when given in writing, shall be marked or otherwise identified as confidential when disclosed or, in the case of information given verbally, shall be identified as confidential at the time such verbal disclosure. Both parties shall maintain the confidentiality of the Confidential Information received from the other party, not disclose it to others (except with permission of the disclosing party), and use it only in connection with this Agreement. Both parties will use reasonable efforts to assure that all of their employees, consultants, contractors and others who have access to the Confidential Information through them comply with the confidentiality obligations of this section 4. The parties’ obligation shall not apply to Confidential information which: (i) was in the receiving party’s possession as evidenced by written records prior to disclosure by the other party; (ii) was at the time of disclosure or becomes public knowledge through no fault of the receiving party; (iii) is disclosed to the receiving party by a third party which has no obligation of confidentiality to the disclosing party; or (iv) is independently developed by the receiving party without use of such information, provided however that any combination of elements of information shall not be deemed to be excluded from the class of Confidential Information by reason of each such element satisfying one or more of the exclusions set forth in clauses (i) through (iv) of this sentence unless the combination itself satisfies one or more such exclusions.

A party receiving Confidential Information may disclose such information as required by law, court order or the order of an administrative agency to be disclosed, provided however that notice of such potential legally required disclosure shall be provided to the disclosing party so the disclosing party may seek a protective order, and the receiving party shall assist the disclosing party in the event disclosing seeks to obtain such a protective order or utilize other legal means to protect the confidential nature of the information.

10. Limitation of Liability. UNDER NO CIRCUMSTANCES SHALL IRI BE LIABLE TO CONVERGEN OR ANY THIRD PARTY CLAIMING BY OR THROUGH CONVERGEN FOR ANY CONSEQUENTIAL, SPECIAL, INDIRECT, OR EXEMPLARY DAMAGES. FURTHER, IN ANY EVENT, THE AMOUNT OF DAMAGES

RECOVERABLE BY CONVERGEN FROM IRI SHALL AT ALL TIMES BE LIMITED TO THE AMOUNT OF FEES (EXCLUDING OUT OF POCKET EXPENSES) COLLECTED BY IRI FROM CONVERGEN UNDER SECTION 3 HEREOF FOR THE 12 MONTHS PRECEDING THE DATE WHEN SUCH CLAIM IS FIRST ASSERTED AGAINST IRI. IN THE EVENT OF MULTIPLE CLAIMS, THE MAXIMUM AGGREGATE AMOUNT OF DAMAGES ALLOWABLE TO CONVERGEN SHALL BE THE AMOUNT OF FEES ACTUALLY COLLECTED BY IRI WITHIN THE 12 MOHTHS PRECEDING THE DATE OF THE LAST CLAIM ASSERTED AGAINST IRI BY CONVERGEN.

12. Indemnification. CONVERGEN SHALL DEFEND, INDEMNIFY AND HOLD HARMLESS IRI, ITS SHAREHOLDERS, DIRECTORS, MANAGERS, OFFICERS, EMPLOYEES AND AGENTS (COLLECTIVELY THE “IRI INDEMNITIES”) FROM AND AGAINST ANY AND ALL LIABILITY, LOSS, EXPENSE (INCLUDING REASON ATTORNEYS FEES) IN CONNECTION WITH ALL THIRD PARTY CLAIMS FOR INJURY OR DAMAGES ARISING OUT OF OR IN CONNECTION WITH SERVICES PROVIDED HEREUNDER, INCLUDING BUT NOT LIMITED TO THIRD PARTY CLAIMS OF INTELLECTUAL PROPERTY INFRINGEMENT, AND CLAIMS BASED UPON ALLEGED NEGLIGENCE OF IRI IN PERFORMING ITS SERVICES. CONVERGEN’S OBLIGATION TO INDEMNIFY IRI PURSUANT TO THIS AGREEMENT SHALL BE CONTINGENT UPON IRI PROVIDING NOTIFICATION TO CONVERGEN OF ANY CLAIM, SUIT OR SERVICE OF PROCESS; AND CONVERGEN’S OPPORTUNITY TO PARTICIPATE IN THE CONDUCT OF THE DEFENSE AND SETTLEMENT OF ANY SUCH CLAIM, DEMAND OR SUIT.

13. Term. The term of this Agreement shall commence on the date set forth above and shall continue thereafter for a period of two years, unless sooner terminated as provided below. This Agreement will automatically renew for addition consecutive periods of one year each unless either party gives written notice to the other of termination prior to the end of any then current term. In addition, either party shall, without further notice have the immediate right to terminate this Agreement if any of the following events or conditions occur:

a.	A petition for bankruptcy is filed by or against either party hereto, which is not discharged within 60 days;

b.	A default by the other party hereto in the performance of any material obligation under the terms of this Agreement is not cured within 30 days of such party’s receipt of written notice of such default.

The royalty obligation in Section 4 shall continue through the term specified in Section 4, and shall not be affected by termination or expiration of other provisions of this Agreement for any reason.

14. Miscellaneous.

a.

Notices. All notices, demands or other communications given hereunder shall be deemed to have been duly given only upon hand delivery thereof or upon the first business day after mailing by United States mail, postage prepaid, addressed as set forth above, or to such other address or such other person as any party shall designate in writing to the other for such purposes and in the manner set forth herein. Notices are to be addressed as follows:

To Convergen:	Convergen LifeSciences, Inc.
9015 Mountain Ridge Drive, Suite 140
Austin, Texas 78759

To IRI:	Introgen Research Institute, Inc.
c/o Rodney Varner 115 Laura Lane
Austin, Texas 78746

or to such other address or such other person as any party shall designate in writing to the other for such purposes and in the manner hereinafter set forth.

b.	Entire Agreement. This Agreement sets forth all the promises, covenants, agreements, conditions and understandings between the parties hereto, and supersedes all prior and contemporaneous agreements, understandings, inducements or conditions, expressed or implied, oral or written, between the parties with respect to the subject matter hereof.

c.	Binding Effect; No Assignment. This Agreement shall be for the benefit of and be binding upon the parties hereto, their heirs, administrators, successors and assignees.

d.	Amendment. The parties hereby agree that no attempted amendment, modification, elimination, revision or changes (collectively “Amendment”) of this Agreement shall be valid and effective unless such Amendment is in writing and signed by a duly authorized officer or representative of IRI and signed by a duly authorized officer or representative of Convergen.

e.	No Waiver. No waiver of any provision of this Agreement shall be effective unless it is in writing and signed by the party against who it is asserted, and any such written waiver shall only be applicable to the specific instance to which it relates and shall not be deemed to be a continuing or future waiver.

f.	Counterparts. This Agreement and any amendments may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

g.	Headings. The paragraph headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

h.	Governing Law, Venue. This Agreement shall be construed, without regard to principals of conflicts of law, in accordance with the laws of the State of Texas and any proceeding arising between the parties in any manner pertaining or related to this Agreement shall, to the extent permitted by law, be held in Travis County, Texas.

i.	Further Assurances. The parties hereto will execute and deliver such further instruments and do such further acts and things as may be reasonably required to carry out the intent and purposes of this Agreement.

j.	Severability. This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules, and regulations of the jurisdiction in which the parties do business. If any provision of this Agreement or the application thereof to any person or circumstances shall, for any reason or to any extent, be invalid or unenforceable, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby, but rather shall be enforced to the greatest extent permitted by law.

15. WAIVER OF CONFLICTS OF INTEREST. CONVERGEN ACKNOWLEDGES THAT RODNEY VARNER IS AN ATTORNEY WHO REPRESENTS CONVERGEN IN VARIOUS LEGAL MATTERS AND ALSO REPRESENTS IRI AND IS AN OFFICE AND SHAREHOLDERS OF IRI. VARNER PARTICIPATED IN NEGOTIATING AND DRAFTING THIS AGREEMENT. CONVERGEN WAIVES ALL ACTUAL, APPARENT, AND POTENTIAL CONFLICTS OF INTEREST, NOW AND IN THE FUTURE, OF RODNEY VARNER, WILSON & VARNER, LLP, MATHESON, KEYS, GARSSON AND KORDZIK, AND ANY OTHER LAW FIRM WITH WHICH VARNER MAY NOW OR IN THE FUTURE BE ASSOCIATED. CONVERGEN HAS HAD THE OPPORTUNITY TO SEEK AND OBTAIN OTHER LEGAL COUNSEL WITH RESPECT TO THIS AGREEMENT AND THIS WAIVER, AND IN FACT AT THIS TIME HAS OTHER LEGAL COUNSEL.

Signed to be effective the date first written above.

CONVERGEN LIFESCIENCES, INC.

By:	/s/ DAVID G. NANCE
David G. Nance, Executive Chairman

INTROGEN RESEARCH INSTITUTE, INC.

By:	/s/ RODNEY VARNER
Rodney Varner, President